Exhibit 99.1

NEWS RELEASE
Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports Third Quarter 2009 Results

•	Same-store merchandise sales up 4.0%

•	Merchandise margin of 33.0%

•	Adjusted EBITDA(1) of $33.1 million up 4.1%

CORPUS CHRISTI, Texas, Nov. 4, 2009 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that same-store merchandise sales for the third quarter ended September 27, 2009, increased by 4.0 percent. Convenience store merchandise sales from all stores totaled $201.2 million in the latest quarter, up 6.3 percent from the third quarter of 2008. Retail merchandise margin was 33.0 percent, versus 34.9 percent a year ago.

Third quarter Adjusted EBITDA totaled $33.1 million, compared with $31.8 million a year ago. Companywide gross profit totaled $119.8 million, an increase of 0.5 percent from last year’s third quarter. Total revenues were $882.1 million, compared with $1.2 billion in the third quarter of 2008, which largely reflects the significant decline in average retail and wholesale fuel prices versus a year ago that reduced fuel revenues by a combined $400.8 million. Lower fuel price-related revenues were partly offset by the higher merchandise sales, along with increased fuel volumes sold in both the retail and wholesale fuel segments versus a year ago.

Net income was $6.5 million, or $0.38 per diluted share, versus income of $6.9 million, or $0.40 per diluted share, for the third quarter of last year.

“We continued to see solid growth in same-store sales during the third quarter – although the rate of growth declined throughout the quarter,” said Sam L. Susser, President and Chief Executive Officer. “At the same time we experienced pressure on margins in some of our product categories such as packaged drinks, cigarettes and food service, as our customers looked to us for greater value and competitors increased discounting to attract sales. Fortunately, we have been able to offset some of that pressure through aggressive pricing promotions partially funded by our supplier partners and associated market basket sales.

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“While we expect some additional margin compression and challenging sales comparisons in the short term, we remain very focused on cost control, effective merchandising, providing great value for our customers and growing our market share, which will position us well for the recovery,” Susser said.

New Convenience Store/Wholesale Dealer Site Update

The Company added 12 new retail units during the third quarter, bringing the total number of stores in operation to 527. Seven of the new retail stores were part of the 25-store package acquired from Jack in the Box, Inc. Four additional newly constructed stores opened during the quarter, and one location was purchased and remodeled. The Company currently has two stores under construction and expects to begin construction of two to three more large-format stores before the end of the year.

In its wholesale operations, Susser added 17 new dealer sites and discontinued eight, for a total of 381 dealer sites in operation at the end of the quarter. A net of seven new wholesale dealer sites were added in connection with the Jack in the Box transaction, as Susser previously supplied fuel to 11 of the 25 sites acquired.

Financing Update

During the latest quarter the Company entered into sale-leaseback transactions totaling $5.2 million for two newly constructed stores located in South and Central Texas. Also, the Company completed an additional sale/leaseback transaction in October for $2.7 million.

Third Quarter Financial and Operating Highlights

Convenience store same-store merchandise sales increased 4.0 percent compared with the third quarter of 2008. Total Company merchandise sales were $201.2 million, an increase of 6.3 percent from a year ago. Retail merchandise sales growth was driven in part by an increase in the federal excise tax on cigarettes that went into effect April 1, 2009, as well as by strong sales of packaged drinks and beer. Merchandise gross profit, net of shortages, totaled $66.3 million, up 0.5 percent from the third quarter of 2008. Net merchandise margin was 33.0 percent, compared with 34.9 percent a year ago. The decline in margin is due in part to the increase in the selling price of cigarettes as well as to increased sales of lower-margin value items.

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Retail store fuel volumes increased 7.3 percent from a year ago to 175.3 million gallons for the third quarter. Average gallons sold per store increased 5.5 percent from a year ago to 343,800. Retail fuel revenues totaled $427.6 million, down 31.0 percent, as a result of a 35.7 percent drop in the average retail price of fuel. Retail fuel gross margins in the third quarter were 19.7 cents per gallon, or 15.8 cents after deducting credit card expense, compared with 22.3 cents per gallon a year ago, or 17.1 cents after credit card expense. Retail fuel gross profit was $34.6 million, compared with $36.4 million in the third quarter of 2008.

Wholesale fuel volumes sold to Susser’s 381 dealers and other third-party customers increased 2.4 percent from a year ago to 125.2 million gallons. Wholesale fuel revenues declined 39.3 percent to $240.9 million as a result of a 40.7 percent drop in wholesale fuel prices year-over-year. Wholesale gross margin was 5.1 cents per gallon, compared with 7.3 cents per gallon a year ago. This reduced wholesale fuel gross profit by $2.5 million from a year ago to $6.4 million, down 28.1 percent.

Year to Date Results

For the first nine months of 2009, Susser reported merchandise sales of $583.0 million, up 6.8 percent from the comparable nine-month period last year. Total revenues were $2.4 billion, down 30.7 percent due to the lower fuel prices year-over-year. Gross profit was $324.7 million, up 0.3 percent from the first nine months of last year, reflecting higher fuel gallons sold and higher merchandise sales, partly offset by lower fuel margins in both the retail and wholesale segments. Adjusted EBITDA was $77.3 million, down 3.5 percent. Net income totaled $7.7 million, or $0.45 per diluted share, compared with $10.2 million, or $0.60 per diluted share for the same period last year.

2009 Guidance

The Company has revised its annual guidance for 2009 as follows:

	New 2009 Guidance	Prior 2009 Guidance	YTD 2009 Results	2008 Full Year Results

Merchandise Same-Store Sales Growth (a)	3.0%-4.5%	3.0%-5.5%	4.8%	6.6%

Merchandise Margin, Net of Shortages	32.5%-33.5%	33.5%-35.0%	33.5%	34.3%

Retail Average Per-Store Gallons Growth (a)	2.0%-4.0%	2.0%-5.0%	5.5%	2.6%

Retail Fuel Margins (cents/gallon)	13.0-16.0	12.5-16.5	15.5 (b)	17.8 (b)

Wholesale Fuel Margins (cents/gallon)	4.0-5.0	4.0-5.5	4.2	6.4

New Retail Stores (c)	12-15	12-16	15	12

New Wholesale Dealer Sites (c)	30-37	25-35	25	27

Gross Capital Spending	$65-$80 million	$65-$80 million	$52.4 million	$69.4 million

Net Capital Spending (d)	$50-$65 million	$50-$70 million	$42.8 million	$33.0 million

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(a)	2009 full-year guidance excludes the impact of a 53rd week occurring in the fourth quarter of 2009.
(b)	We report retail fuel margins before deducting credit card costs, which were approximately 3.4 cents per gallon in the first nine months of 2009 and 4.2 cents per gallon for the full 2008 fiscal year.
(c)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.
(d)	Net capital spending is gross capital expenditures including acquisitions, less proceeds from sale/leaseback transactions and asset dispositions.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

Third Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 11 a.m. ET (10 a.m. CT) to discuss third quarter results. To participate in the call, dial 480-629-9821 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s Web site at www.susser.com. To listen live, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register. A telephonic replay will be available through Nov. 11 by calling 303-590-3030 and using the pass code 4171075#. An archive will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in more than 300 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to more than 380 independent dealers through its wholesale fuel division.

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Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 28, 2008, and subsequent quarterly reports on Form 10-Q. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	September 28, 2008	September 27, 2009	September 28, 2008	September 27, 2009
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$189,272	$201,190	$545,913	$583,049
Motor fuel sales	1,016,644	668,477	2,872,252	1,771,805
Other income	8,253	12,433	27,170	31,130

Total revenues	1,214,169	882,100	3,445,335	2,385,984
Cost of sales:
Merchandise	123,306	134,883	358,863	387,830
Motor fuel	971,354	627,476	2,761,531	1,673,331
Other	332	(20)	1,311	75

Total cost of sales	1,094,992	762,339	3,121,705	2,061,236

Gross profit	119,177	119,761	323,630	324,748

Operating expenses:
Personnel	34,536	38,008	99,348	110,260
General and administrative	9,468	8,814	26,580	25,905
Other operating	35,676	31,610	94,624	86,610
Rent	8,728	9,135	25,814	27,178
Loss (gain) on disposal of assets	(196)	884	(45)	1,042
Depreciation, amortization, and accretion	9,828	11,484	30,909	31,996

Total operating expenses	98,040	99,935	277,230	282,991

Income from operations	21,137	19,826	46,400	41,757
Other income (expense):
Interest expense, net	(9,955)	(9,444)	(29,307)	(28,533)
Other miscellaneous	25	(46)	239	(28)

Total other expense, net	(9,930)	(9,490)	(29,068)	(28,561)

Income before income taxes	11,207	10,336	17,332	13,196
Income tax expense	(4,331)	(3,823)	(7,131)	(5,430)

Net income	6,876	6,513	10,201	7,766

Less: Net income attributable to noncontrolling interests	14	10	37	29

Net income attributable to Susser Holdings Corporation	$6,862	$6,503	$10,164	$7,737

Net income per share attributable to Susser Holdings Corporation:
Basic	$0.41	$0.38	$0.60	$0.46
Diluted	$0.40	$0.38	$0.60	$0.45
Weighted average shares outstanding:
Basic	16,880,404	16,937,013	16,880,404	16,930,903
Diluted	16,987,817	17,030,021	16,977,561	17,005,231

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Susser Holdings Corporation

Consolidated Balance Sheets

	December 28, 2008	September 27, 2009
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$8,284	$10,459
Accounts receivable, net of allowance for doubtful accounts of $1,070 at December 28, 2008 and $917 at September 27, 2009	51,549	52,744
Inventories, net	62,878	73,248
Other current assets	4,703	4,382

Total current assets	127,414	140,833
Property and equipment, net	408,733	415,564
Other assets:
Goodwill	237,953	242,451
Intangible assets, net	34,609	34,012
Other noncurrent assets	15,647	15,447

Total other assets	288,209	291,910

Total assets	$824,356	$848,307

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$90,911	$104,338
Accrued expenses and other current liabilities	34,738	39,846
Current maturities of long-term debt	9,233	11,858
Deferred purchase price – TCFS acquisition	10,000	10,000

Total current liabilities	144,882	166,042
Long-term debt	395,736	387,359
Revolving line of credit	3,630	3,930
Deferred gain, long-term portion	33,720	32,569
Deferred tax liability, long-term portion	28,323	27,355
Other noncurrent liabilities	13,087	15,964

Total long-term liabilities	474,496	467,177
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,048,972 issued and 17,037,648 outstanding as of December 28, 2008; 17,153,267 issued and 17,141,943 outstanding as of September 27, 2009	170	170
Additional paid-in capital	180,189	182,899
Retained earnings	23,888	31,625
Accumulated other comprehensive loss	—	(367)

Total Susser Holdings Corporation shareholders’ equity	204,247	214,327
Noncontrolling interest	731	761

Total shareholders’ equity	204,978	215,088

Total liabilities and shareholders’ equity	$824,356	$848,307

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Nine Months Ended
	September 28, 2008	September 27, 2009	September 28, 2008	September 27, 2009
	(in thousands)
Net income attributable to Susser Holdings Corporation	$6,862	$6,503	$10,164	$7,737
Depreciation, amortization, and accretion	9,828	11,484	30,909	31,996
Interest expense, net	9,955	9,444	29,307	28,533
Income tax expense	4,331	3,823	7,131	5,430

EBITDA	30,976	31,254	77,511	73,696
Non-cash stock based compensation	1,058	923	2,888	2,509
Loss (gain) on disposal of assets	(196)	884	(45)	1,042
Other miscellaneous	(25)	46	(239)	28

Adjusted EBITDA	$31,813	$33,107	$80,115	$77,275
Rent	8,728	9,135	25,814	27,178

Adjusted EBITDAR	$40,541	$42,242	$105,929	$104,453

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Nine Months Ended
	September 28, 2008	September 27, 2009
	(in thousands)
Net cash provided by operating activities	$6,542	$50,086
Changes in operating assets & liabilities	36,883	(7,221)
Gain (loss) on disposal of assets	45	(1,042)
Non-cash stock based compensation expense	(2,888)	(2,509)
Noncontrolling interest	(37)	(29)
Deferred income tax	153	(9)
Amortization of debt premium	375	457
Income taxes	7,131	5,430
Interest expense, net	29,307	28,533

EBITDA	$77,511	$73,696
Non-cash stock based compensation	2,888	2,509
Loss (gain) on disposal of assets	(45)	1,042
Other miscellaneous	(239)	28

Adjusted EBITDA	$80,115	$77,275
Rent	25,814	27,178

Adjusted EBITDAR	$105,929	$104,453